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                                                                     Exhibit 3.3


                                                                               1


                          CERTIFICATE OF INCORPORATION

                                       OF

                             MOBILE FIELD OFFICE CO.

            THIS IS TO CERTIFY That we, ANTHONY M. TRANCHITELLA, ANN L. TRANCHITELLA and ELIZABETH F. BUFFLER, do hereby associate ourselves into a corporation, under and by virtue of the provisions of Title 14, Corporations, General, Revised Statutes, and the several supplements thereto and acts amendatory thereof, and do severally agree to take the number of shares of capital stock set opposite our respective names.

            FIRST: The name of the corporation is MOBILE FIELD OFFICE CO.

            SECOND: The location of the principal office is 426 Market Street, in the City of Camden, County of Camden.

            The name of the agent therein and in charge thereof, upon whom process against this corporation may be served, is Benjamin F. Friedman.

            THIRD: The objects for which this corporation is formed are: To carry on and conduct the business of manufacturing, buying, selling, leasing, dealing, importing and exporting trailers, motors, automobiles, motor trucks, buses, and their appliances, fuels and accessories; to operate and maintain sales and storage facilities and service stations, and to store, repair, rent and lease trailers, automobiles, motor trucks, buses and other vehicles; to manufacture, buy, sell and repair vehicles of every description, and to do generally all and every other

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thing necessary and incident to the business of a trailer or vehicle company, or necessary and incident to the enjoyment of the powers and privileges herein granted.

            To acquire the good will, business, property and assets, and to assume or undertake the whole or any part of the liabilities of any person, firm, association or corporation, and to pay for the same in cash, stock, bonds, debentures or other securities of this corporation, or otherwise, as the directors may determine.

            To deal with patents, acquire those taken out by others, acquire or grant licenses in respect to patents, or work, transfer, or do whatever else with them may be thought fit.

            To borrow money, to make and issue promissory notes, bills of exchange, bonds, debentures and obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, without limit as to amount, and to secure the same by mortgage, pledge or otherwise.

            To conduct its business and have one or more offices, and unlimitedly and without restriction to hold, purchase, lease, mortgage and convey real and personal property, in or out of this state, and in such place and places in the several states and territories of the United States, colonial possessions or territorial acquisitions of the United States, and in foreign countries, as shall from time to time be found necessary and convenient for the purposes of the company's business.

            The corporation shall also have power to conduct its business in all its branches, have one or more offices, and unlimitedly to hold, purchase, mortgage and convey real and personal property in any State, Territory or Colony of the United States and in any foreign country or place.
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            FOURTH: The total authorized capital stock of this corporation is
One Hundred Thousand ($100,000.00) dollars, divided into One Thousand shares of a par value of One Hundred ($100.00) dollars each.

            FIFTH: The names and post office addresses of the incorporators and the number of shares subscribed for by each, the aggregate of which ($18,000.00) is the amount of capital stock with which this company will commence business, are as follows:

            Name             Post-Office Address        Number of Shares
--------------------------------------------------------------------------------
Anthony M. Tranchitella      2750 Turner Ave.                           59
                             Roslyn, Pa.

Ann L. Tranchitella          2750 Turner Ave.                            1
                             Roslyn, Pa.

Elizabeth F. Buffler         238 Burrwood Ave.                         120
                             Collingswood, N.J.

            SIXTH: The period of existence of this corporation is unlimited.

            IN WITNESS WHEREOF, we have hereunto set our hands and seals on the 25th day of June A.D. nineteen hundred and fifty-seven.

Signed, sealed and delivered
      in the presence of:


                                      /s/ Anthony M. Tranchitella
                                      -----------------------------(SEAL)
                                          Anthony M. Tranchitella


                                      /s/ Ann L. Tranchitella
                                      -----------------------------(SEAL)
                                          Ann L. Tranchitella


                                      /s/ Elizabeth F. Buffler
                                      -----------------------------(SEAL)
                                          Elizabeth F. Buffler
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                                                                               4


STATE OF PENNSYLVANIA   :
                                 ss.
COUNTY OF PHILADELPHIA  :

            BE IT REMEMBERED, That on this 25th day of June A.D. nineteen hundred and fifty-seven, before me, a Notary Public, personally appeared, Anthony M. Tranchitella and Ann L. Tranchitella, who I am satisfied are the persons named in and who executed the foregoing certificate, and I having first made known to them the contents thereof, they did each acknowledge that they signed, sealed and delivered the same as their voluntary act and deed, for the uses and purposes therein expressed.

STATE OF NEW JERSEY     :
                           ss.
COUNTY OF CAMDEN  :

            BE IT REMEMBERED, That on this 28th day of June A.D. nineteen hundred and fifty-seven, before me, a Master of the Superior Court of New Jersey, personally appeared, Elizabeth F. Buffler, who I am satisfied is one of the persons named in and who executed the foregoing certificate, and I having first made known to her the contents thereof, she did acknowledge that she signed, sealed and delivered the same as her voluntary act and deed, for the uses and purposes therein expressed.